EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Click Commerce Service Parts Optimization Solution Chosen for U.S. Air Force Contract
Air Force Taps Oracle, Click, and other Vendors for Multi-Million Dollar, Multi-Year Contract
CHICAGO, Oct. 26, 2005 – Click Commerce, Inc. (Nasdaq: CKCM) announced today that on October 20, 2005, the United States Air Force (USAF) awarded to Oracle Corporation a firm-fixed price contract for commercial software, maintenance, professional services and education training for the USAF’s Expeditionary Combat Support System program. Click Commerce, Inc., through its Click Commerce SPO, Inc. subsidiary, is a part of the Oracle bid team for this contract.
Over several years (beginning in 2006), Click Commerce expects to realize several million dollars of license revenues, and a similar amount of maintenance and professional services revenues, related to the USAF contract. Oracle and Click Commerce are currently completing the contract process and related contractual arrangements.
About Click Commerce
Click Commerce, Inc. (Nasdaq: CKCM) provides collaborative commerce solutions for sales and order management, supply chain management, service parts optimization, and compliance automation. Enterprises and institutions in the aerospace and defense, consumer product, distribution, financial services, higher education and health care, manufacturing, retail, telecom, and transportation industries utilize the Company’s solutions. Click Commerce enables corporations such as Abbott Labs, Alaska Airlines, BAE Systems, Carrier, Cisco, Citibank, Dell, Delphi, Eastman Kodak, FedEx, Hewlett Packard, Home Shopping Network, Honda, IBM, Lockheed Martin, Microsoft, Pier 1, Ryder, Samsung, SBC Communications, Tellabs, Verizon, and Xerox, to coordinate and optimize business processes, accelerate revenue, lower costs, and improve customer service. Five of the top 10 research institutions in North America, including Johns Hopkins, University of Washington, and the University of Michigan, use the Company’s compliance automation software to automate their regulatory compliance processes and manage research project approvals. More information can be found at www.clickcommerce.com.
Information Concerning Forward-Looking Statements
Information contained in this release that are not historical facts and refer to the Company’s future operations are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements involve expectations, beliefs, hopes, plans or strategies regarding the future. These statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to: success of our suite of applications, impact of acquisitions or investments in other companies, general economic trends, introduction of new products or services by competitors, and security risks and regulation related to the Internet. We refer you to the risk factors listed in our annual report on Form 10-K, quarterly reports on form 10Q and other filings, which are on file with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in any event, condition or circumstance on which such forward-looking statement is based, in whole or in part.
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Investor Contact:
Mike Nelson
Click Commerce, Inc.
(312) 377-3050
ir@clickcommerce.com
Media Contact:
Nellie Greely
Click Commerce, Inc.
(312) 377-3944
nellie.greely@clickcommerce.com